Exhibit 99.1

NEWS RELEASE

ICF Reports First Quarter 2017 Results

First Quarter Highlights

●	Total Revenue Increased 4.5 Percent over Last Year Led by a 9.4 Percent Increase in Commercial Revenue
●	Diluted EPS was $0.52, Inclusive of $0.07 of Special Charges; Non-GAAP EPS[1] was $0.69
●	Contract Awards Were $250 Million; TTM Contract Awards Were $1.4 Billion for a Book-to-Bill of 1.19
●	Operating Cash Flow Increased $20 Million Year-over-Year

FOR IMMEDIATE RELEASE

Investor Contacts:

Lynn Morgen, MBS Value Partners, lynn.morgen@mbsvalue.com +1.212.750.5800

David Gold, MBS Value Partners, david.gold@mbsvalue.com +1.212.750.5800

Company Information Contact:

Erica Eriksdotter, erica.eriksdotter@icf.com +1.703.934.3668

FAIRFAX, Va. (May 4, 2017) — ICF (NASDAQ:ICFI), a consulting and technology services provider to government and commercial clients around the world, reported results for the first quarter ended March 31, 2017.

“Revenue growth of 4.5 percent in the first quarter represented a solid start to 2017, with each of our key client categories posting positive year-over-year revenue comparisons. Commercial revenue increased 9.4 percent from last year's first quarter, and revenue from government clients in the aggregate increased 1.9 percent. ICF’s balanced business model, which gives us both the benefits of a large government backlog and the upside potential of a growing commercial client base, enables continued growth in both revenue and earnings,” said Sudhakar Kesavan, ICF’s Chairman and Chief Executive Officer.

“Business activity progressed as expected in the first quarter. Contract awards totaled $250 million, over 80 percent of which represented new business wins. Proposal and award activity in the government arena increased progressively throughout the quarter, and we continued to experience strong demand for commercial energy efficiency work. At the end of the first quarter, ICF had a record business development pipeline of $4.7 billion, setting the stage for future growth.

1 Non-GAAP EPS, Service Revenue, EBITDA, and Adjusted EBITDA are non-GAAP measurements. A reconciliation of all non-GAAP measurements is set forth below.

“We continue to actively manage our cost structure to optimize returns. In the first quarter, we incurred special charges related to facility consolidations equivalent to $0.07 per share, net of tax, which will result in occupancy cost savings over the next several years. The effect of the special charges was partially offset by a lower first quarter tax rate. Exclusive of the net effect of these two adjustments, growth in diluted EPS outpaced revenue growth,” Mr. Kesavan noted.

First Quarter 2017 Results

First quarter 2017 total revenue was $296.3 million, a 4.5 percent increase from $283.6 million in the first quarter of 2016. Service revenue1 was up 3.5 percent at $219.8 million, compared to $212.4 million. Net income was $10.2 million in the first quarter of 2017, or $0.52 per diluted share; inclusive of $0.07 per share, net of tax, of special charges related to facility consolidation activities. Partially offsetting these charges was a lower effective tax rate due to tax benefits from the vesting and exercise of equity-based compensation. This compares to net income of $9.9 million, or $0.51 per diluted share in the same period of the prior year.

Non-GAAP EPS1 increased 11 percent to $0.69 per share in the first quarter of 2017 compared to $0.62 in the prior year. EBITDA1 was $23.9 million, down 3.8 percent from $24.8 million in the first quarter of 2016. First quarter 2017 EBITDA margin was 8.1 percent, a 70 basis point decrease from the 8.8 percent reported in the comparable period last year. Adjusted EBITDA1, which excludes $1.7 million in special charges related to facility consolidations, was $25.6 million, representing 8.6 percent of revenue and up 3 percent year-over-year.

Backlog and New Business Awards

Total backlog was $2.0 billion at the end of the first quarter of 2017. Funded backlog was $1.0 billion, or approximately 50 percent of the total backlog. The total value of contracts awarded in the 2017 first quarter was $250 million, bringing the trailing twelve month book-to-bill ratio to 1.19.

Government Business First Quarter 2017 Highlights

●

U.S. federal government revenue increased 0.7 percent year-on-year to $138.0 million. Federal government revenue accounted for 47 percent of total revenue compared to 49 percent of total revenue in the first quarter of 2016.

●	U.S. state and local government revenue increased 4.7 percent year-on-year and accounted for 11 percent of total revenue, the same percentage as in the 2016 first quarter.
●

International government revenue increased 6.7 percent year-on-year and accounted for 6 percent of total revenue, the same percentage as in the 2016 first quarter. On a constant currency basis, the increase would have been 11 percent in this year’s first quarter.

Key Government Contracts Awarded in the First Quarter

ICF was awarded more than 70 U.S. federal government contracts and task orders and more than 250 additional contracts from state and local and international governments. The largest awards included:

●	Infrastructure/Environmental Planning: A contract with a value of up to $25.6 million with the Los Angeles County Metropolitan Transit Authority to provide environmental impact services.

●	Program Support: A contract extension with a value of up to $10.6 million with the U.S. Department of Energy to continue our support to the Office of Electricity.
●

Program Evaluation: Three contracts with a combined value of $7.2 million with the U.S. Agency for International Development to conduct various studies and evaluations including baseline surveys, end-line studies, evaluations, and thematic studies.

●

Program Support: A contract with a ceiling of $6.4 million with the U.S. National Institutes of Health to provide communications services and tools to the National Institute on Alcohol Abuse and Alcoholism.

Other contract wins with a value of at least $2 million included: facilitation support services to the U.S. Department of Defense Commander Navy Installations Command; engineering services for renewable projects for the U.S. Department of Energy’s Office of Energy Efficiency and Renewable Energy; and ongoing enterprise strategy and management services to the U.S. Department of State’s Bureau of Consular Affairs.

Commercial Business First Quarter 2017 Highlights

●

Commercial revenue was $105.5 million, 9.4 percent above the $96.5 million in last year’s first quarter. Commercial revenue accounted for 36 percent of total revenue compared to 34 percent of total revenue in the 2016 first quarter.

●	Marketing services accounted for 39 percent of commercial revenue. Energy markets, which include energy efficiency programs for utilities, represented 36 percent of commercial revenue.

Key Commercial Contracts Awarded in the First Quarter

Commercial sales were $159.5 million in the first quarter of 2017, and ICF was awarded more than 750 commercial projects globally during the period. The largest awards were:

Energy Markets:

●	An $18.9 million contract with a major utility in the Eastern U.S. to continue to support residential, commercial and industrial energy efficiency programs.
●	Five contracts with a combined value of $14.5 million with a major utility in the Eastern U.S. to support residential energy efficiency programs and conduct a climate vulnerability study.
●

Projects with a combined value of up to $8.9 million with a large consortium of utilities in the Northeastern U.S. to provide energy efficiency support services to consortium members’ residential new home construction programs.

●	A contract with a value of $5.7 million with a major utility in the Eastern U.S. to support commercial and industrial energy efficiency programs.
●	A contract with a value of $5.5 million with a major utility in the Midwestern U.S. to provide energy efficiency support services to its new home construction program.
●	Seven contracts with a combined value of $5.4 million with a major Midwestern U.S. utility to provide market research and support services to its residential energy efficiency programs.

Marketing Services:

●	Ten task orders with a combined value of $5.3 million with a U.S. food company to provide public relations and communications support services for several product lines.
●	More than 25 task orders with a combined value of $4.9 million with a U.S. beverage company to provide social media and other marketing services support for a number of its products.
●	A contract extension with a value of $4.3 million with an international hotel chain to continue to provide analytics and marketing technology support services.

Other commercial contract wins with accounts totaling at least $1 million included: environmental services for a wind project developer; program support services for a number of U.S. utilities; communications and digital solutions services for two major health insurers; merger and integration support and digital listening services for an industrial manufacturer; creative services for a global fast food company; impact assessment of a product offering for a social media company; business strategy and analytical services for a provider of industrial aviation services; public relations and marketing support for two food manufacturers; communications strategy for a financial services company; and ongoing marketing support for a floor care product manufacturer.

Summary and Outlook

“Our first quarter results support the assumptions underpinning our full year 2017 guidance. The federal budget agreement announced earlier this week, which maintained funding levels across the civilian agencies, lends further support to our assumptions.

“Based on our current visibility, we re-affirm our expectation of revenue ranging from $1.20 to $1.24 billion, diluted earnings per share of $2.50 to $2.75 and Non GAAP EPS of $2.84 to $3.09 for full year 2017. Additionally, we continue to expect 2017 operating cash flow to be in the range of $90 million to $100 million.

“ICF is well positioned for continued revenue and earnings growth due to our balanced portfolio. We have a diversified roster of U.S. federal, state and local, and international government clients. Additionally, we are recognized leaders across key commercial markets, including energy and aviation consulting, energy efficiency programs, and in marketing and communications services, which we are leveraging to build customer and stakeholder engagement across our entire client base,” Mr. Kesavan concluded.

###

About ICF

ICF (NASDAQ:ICFI) is a global consulting and technology services provider with more than 5,000 professionals focused on making big things possible for our clients. We are business analysts, public policy experts, technologists, researchers, digital strategists, social scientists and creatives. Since 1969, government and commercial clients have worked with ICF to overcome their toughest challenges on issues that matter profoundly to their success. Come engage with us at www.icf.com.

Caution Concerning Forward-looking Statements

Statements that are not historical facts and involve known and unknown risks and uncertainties are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Such statements may concern our current expectations about our future results, plans, operations and prospects and involve certain risks, including those related to the government contracting industry generally; our particular business, including our dependence on contracts with U.S. federal government agencies; and our ability to acquire and successfully integrate businesses. These and other factors that could cause our actual results to differ from those indicated in forward-looking statements are included in the "Risk Factors" section of our securities filings with the Securities and Exchange Commission. The forward-looking statements included herein are only made as of the date hereof, and we specifically disclaim any obligation to update these statements in the future.

ICF International, Inc. and Subsidiaries
Consolidated Statements of Comprehensive Income
(in thousands, except per share amounts)

	Three months ended
	March 31,
	2017	2016
	(Unaudited)

Revenue	$296,295	$283,599
Direct Costs	183,607	177,199
Operating costs and expenses:
Indirect and selling expenses	88,802	81,559
Depreciation and amortization	4,519	4,019
Amortization of intangible assets	2,734	3,128
Total operating costs and expenses	96,055	88,706

Operating Income	16,633	17,694
Interest expense	(1,951)	(2,445)
Other income	109	275
Income before income taxes	14,791	15,524
Provision for income taxes	4,614	5,633
Net income	$10,177	$9,891

Earnings per Share:
Basic	$0.54	$0.52
Diluted	$0.52	$0.51

Weighted-average Shares:
Basic	18,972	18,994
Diluted	19,423	19,273

Other comprehensive income (loss):
Foreign currency translation adjustments, net of tax	372	(917)
Total other comprehensive income (loss), net of tax	372	(917)
Comprehensive income, net of tax	$10,549	$8,974

ICF International, Inc. and Subsidiaries
Reconciliation of Non-GAAP financial measures
(in thousands, except per share amounts)

	Three months ended
	March 31,
	2017	2016
	(Unaudited)

Reconciliation of Service Revenue
Revenue	$296,295	$283,599
Subcontractor and Other Direct Costs(1)	(76,534)	(71,169)
Service Revenue	$219,761	$212,430

Reconciliation of EBITDA and Adjusted EBITDA
Net Income	$10,177	$9,891
Other (income) expense	(109)	(275)
Interest expense	1,951	2,445
Provision for income taxes	4,614	5,633
Depreciation and amortization	7,253	7,147
EBITDA	23,886	24,841
Special charges related to facility consolidations and office closures	1,698	—
Adjusted EBITDA	$25,584	$24,841

Reconciliation of Non-GAAP EPS
Diluted EPS	$0.52	$0.51
Special charges related to facility consolidations and office closures	0.10	—
Amortization of intangibles	0.14	0.16
Income tax effects(2)	(0.07)	(0.05)
Non-GAAP EPS	$0.69	$0.62

(1)	Subcontractor and Other Direct Costs exclude Direct Labor and Fringe Costs.
(2)	Income tax effects were calculated using an effective U.S. GAAP tax rate of 31.2% and 36.3% for the first quarter of fiscal year 2017 and 2016, respectively.

ICF International, Inc. and Subsidiaries
Consolidated Balance Sheets
(in thousands, except share and per share amounts)

	March 31, 2017	December 31, 2016
	(Unaudited)
Current Assets:
Cash and cash equivalents	$8,207	$6,042
Contract receivables, net	278,795	281,365
Prepaid expenses and other	13,294	11,724
Income tax receivable	1,362	—
Total current assets	301,658	299,131
Total property and equipment, net of accumulated depreciation of $78,252 and $74,076 as of March 31, 2017 and December 31, 2016, respectively	38,719	40,484
Other assets:
Goodwill	683,998	683,683
Other intangible assets, net	43,408	46,129
Restricted cash	1,247	1,843
Other assets	14,883	14,301
Total Assets	$1,083,913	$1,085,571

Current Liabilities:
Accounts payable	$54,129	$70,586
Accrued salaries and benefits	50,087	44,003
Accrued expenses and other current liabilities	45,925	52,631
Deferred revenue	27,280	29,394
Income tax payable	—	106
Total current liabilities	177,421	196,720
Long-term liabilities:
Long-term debt	275,843	259,389
Deferred rent	15,035	15,600
Deferred income taxes	43,843	39,114
Other	9,518	8,744
Total Liabilities	521,660	519,567
Commitments and Contingencies
Stockholders’ Equity:
Preferred stock, par value $.001 per share; 5,000,000 shares authorized; none issued	—	—
Common stock, par value $.001 per share; 70,000,000 shares authorized; 21,906,617 and 21,663,432 issued; and 18,837,025 and 19,021,262 outstanding as of March 31, 2017 and December 31, 2016, respectively	22	22
Additional paid-in capital	297,077	292,427
Retained earnings	382,067	371,890
Treasury stock	(107,645)	(88,695)
Accumulated other comprehensive loss	(9,268)	(9,640)
Total Stockholders’ Equity	562,253	566,004
Total Liabilities and Stockholders’ Equity	$1,083,913	$1,085,571

ICF International, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(in thousands)

	Three months ended
	March 31,
	2017	2016
	(Unaudited)
Cash flows from operating activities
Net income	$10,177	$9,891
Adjustments to reconcile net income to net cash provided by operating activities:
Non-cash equity compensation	2,618	2,641
Depreciation and amortization	7,253	7,147
Other adjustments, net	5,944	1,152
Changes in operating assets and liabilities:
Contract receivables, net	3,094	(19,460)
Prepaid expenses and other assets	(2,170)	(5,812)
Accounts payable	(16,583)	(12,441)
Accrued salaries and benefits	6,058	5,154
Accrued expenses and other current liabilities	(7,304)	(3,848)
Deferred revenue	(2,206)	(812)
Income tax receivable and payable	(1,475)	3,645
Restricted cash	603	(12)
Other liabilities	696	(622)
Net cash provided by (used in) operating activities	6,705	(13,377)

Cash flows from investing activities
Capital expenditures for property and equipment and capitalized software	(2,571)	(4,184)
Payments for business acquisitions, net of cash received	(91)	—
Net cash used in investing activities	(2,662)	(4,184)

Cash flows from financing activities
Advances from working capital facilities	127,179	123,279
Payments on working capital facilities	(110,725)	(96,881)
Payments on capital expenditure obligations	(1,454)	(1,010)
Proceeds from exercise of options	2,095	—
Net payments for stockholder issuances and buybacks	(19,014)	(6,664)
Net cash (used in) provided by financing activities	(1,919)	18,724
Effect of exchange rate changes on cash	41	449
Increase in cash and cash equivalents	2,165	1,612
Cash and cash equivalents, beginning of period	6,042	7,747
Cash and cash equivalents, end of period	$8,207	$9,359

Supplemental disclosure of cash flow information
Cash paid during the period for:
Interest	$1,988	$1,485
Income taxes	$1,296	$587

ICF International, Inc. and Subsidiaries
Supplemental Schedule

Revenue by market	Three Months Ended
	March 31,
	2017	2016

Energy, environment, and infrastructure	40%	38%
Health, education, and social programs	42%	44%
Safety and security	8%	8%
Consumer and financial	10%	10%

Total	100%	100%

Revenue by client	Three Months Ended
	March 31,
	2017	2016

U.S. federal government	47%	49%
U.S. state and local government	11%	11%
International government	6%	6%
Government	64%	66%

Commercial	36%	34%

Total	100%	100%

Revenue by contract	Three Months Ended
	March 31,
	2017	2016

Time-and-materials	43%	43%
Fixed-price	38%	38%
Cost-based	19%	19%

Total	100%	100%